EXHIBIT A-1



June 13, 1996



Security and Exchange Commission
450 West Fifth Street
Judiciary Plaza
Washington, D.C.  20549

Re:	Public Utility Holding Company Act of 1935 -
	Investments in Foreign Utility Companies by
	Enova Corporation

Ladies and Gentlemen:

Enova Corporation ("Enova") the corporate parent of San Diego Gas and Electric Company (SDG&E"), has advised us that it may from time to time directly or indirectly acquire and maintain interests in one or more "foreign utility companies" as that term is defined in the Public Utility Holding Company Act of 1935, as amended ("PUHCA"). Such foreign utility companies will derive no part of their income from electric or gas utility operations within the United States.

SDG&E is a "electric corporation", "gas corporation", and a "public utility" (as those terms are defined in the California Public Utilities
Code) and, as such, is subject to our jurisdiction over its utility operations within California, including its retail electric and gas rates. SDG&E is also a "public utility company" (as that term is defined in PUHCA) and a "subsidiary company" (as so defined) of ENOVA. Consequently, Enova is a "holding company" (as defined in PUHCA) although it has obtained an exemption from all of the provisions of PUHCA other than Section 9(a)(2) thereof which requires prior approval by the Securities and Exchange Commission for certain acquisitions of securities of public utility companies. In addition, Enova and SDG&E may each become an "associate company" or an "affiliate" (as those terms are defined in PUHCA) of the foreign utility companies in which Enova may acquire an interest.

Enova has requested that we provide to the Securities and Exchange Commission the certification specified in Section 33(a)(2) of PUHCA with respect to our authority and resources to protect ratepayers subject to our intention to exercise that authority. Providing that certification would permit Enova to acquire and maintain interests in foreign utility companies without condition or limitation by PUHCA; would exempt such foreign utility companies from substantially all of the provisions of PUHCA and would deem such foreign utility companies not to be public utilities for purposes of PUHCA.

Securities and Exchange Commission
June 13, 1996
Page 2

In considering this matter, we have reviewed our regulatory authority provided by the California Public Utilities Code and the resources available to us to carry out our statutory responsibilities. We have also considered that PUHCA permits us, upon the filing of a notice, to revise or withdraw the requested certification prospectively as to any future acquisition. In addition, Enova and SDG&E have made a number of commitments to ease our regulatory task as shown in the attached letters.

Accordingly, based upon the foregoing, we hereby certify to the Securities and Exchange Commission that we have the authority and resources to protect ratepayers subject to our jurisdiction and we intend to exercise that authority.

Sincerely,


	//S//
P. Gregory Conlon
President of the Commission

cc:	Enova Corporation
	SDG&E

Attachments:	Enova letter dated May 31, 1996
			SDG&E letter dated May 31, 1996





                            May 31, 1996



Mr. Wesley M. Franklin
Executive Director
California Public Utilities Commission
505 Van Ness Avenue
San Francisco, CA 94102

Re:	Enova Corporation's Request for CPUC Certification to the
   	SEC Regarding Foreign Utility Company Investments

Dear Mr. Franklin:

Enova Corporation ("Enova") hereby requests the California Public Utilities Commission ("CPUC" or the "Commission"), pursuant to Section 33(a)(2) of the Public Utility Holding Company Act of 1935 ("Holding Company Act"), to certify to the Securities Exchange Commission ("SEC") that it has the authority and resources, and intends to use such authority, to protect the ratepayers of San Diego Gas & Electric Company ("SDG&E"). As set forth below, providing the requested certification will in no way affect the ability of the Commission to exercise its full regulatory authority over SDG&E. <F1>

SDG&E is an "electric corporation", a "gas corporation", and a "public utility" as those terms are defined in the Public Utilities Code. This Commission, therefore, exercises broad jurisdiction over SDG&E's electric and gas service. SDG&E is also a "public utility company" and a "subsidiary company" (as those terms are defined in the Holding Company Act). Consequently, Enova is a "holding company" (as defined in the Holding Company Act) although it has obtained an exemption from all of the provisions of the Holding Company Act other than Section 9(a)(2) thereof which requires prior approval by the SEC for certain acquisitions of securities of public utility companies. Enova is not requesting this Commission to make any judgment concerning the potential acquisition by Enova or its affiliates <F2> of any interest in any foreign utility.

In 1992 the Holding Company Act was amended in connection with the acquisition of interest in a foreign utility. Section 33(a)(1)(2)<F3>of the Holding Company Act now provides that a foreign utility shall not be deemed to be a "public utility" within the meaning of the Holding Company Act notwithstanding that the foreign utility company may be a subsidiary company, an affiliate or an associate company of a U.S. holding company or of a U.S. public utility company. However, Section 33(a)(2)<F4> of the Holding Company Act provides that Section 33(a)(1) shall not be effective,

     "unless every state commission having jurisdiction over the retail electric or gas rates of a public utility company that is an associate company or an affiliate of a company otherwise exempted under Section 33(a)(1) (other than a public utility company that is an associate company or an affiliate of a registered holding company) has certified to the [Securities Exchange] Commission that it has the authority and resources to protect ratepayers subject to its jurisdiction and that it intends to exercise its authority."

The section goes on to provide that "such certification upon the filing of a notice by such state commission, may be revised or withdrawn by the state commission prospectively as to any future acquisition."

Enova's immediate plans for international energy development involve the submission of a bid by a Mexican company during June, 1996, to the Comision Reguladora de Energia of Mexico ("CRE") for a permit to distribute natural gas for the municipality of Mexicali, Baja California and surrounding areas. This company will be a joint venture of (a) Enova Mexico (a subsidiary of Enova International, which itself is a subsidiary of Enova), (b) an affiliate of Pacific Enterprises, and (c) Proxima S.A. de C.V. Enova anticipates the CRE will issue a permit to the winning bidder by September 11, 1996.

Providing the requested certification will not adversely affect the interests of customers of SDG&E. First, the California Public Utilities Code empowers the Commission with broad regulatory authority to review and audit the books and records of each utility, its subsidiaries and affiliates with respect to their transactions with SDG&E.<F5> Enova and SDG&E expressly affirm their understanding that the Public Utilities Code, including sections 314 and 587, apply with respect to any transactions between SDG&E, on the one hand, and its affiliates, subsidiaries or joint ventures thereof, and affiliated foreign utility companies, on the other hand, to the same extent they currently apply with respect to SDG&E's transactions with its domestic subsidiaries and affiliates. Section 587 requires annual reporting to the Commission of significant transactions between SDG&E and its subsidiaries or affiliates, and section 314 provides Commission Staff with access to all of SDG&E's books and records and those of its affiliates with respect to any transaction between SDG&E and any affiliate on any matter that might adversely affect SDG&E's ratepayers. Enova and SDG&E further affirm that, in the event of any transactions between SDG&E and a foreign utility company in which Enova acquires an interest that might adversely affect the interests of SDG&E's ratepayers, Commission Staff will be provided with access in San Diego or San Francisco to such foreign utility company's books and records with respect to any transactions between itself and SDG&E, translated into English and restated to conform with U.S. generally accepted accounting principles, if requested by Commission Staff.

Second, Enova understands that it may be required by the Commission to pay the costs of any outside audit of transactions between SDG&E and a foreign utility affiliate ordered by the Commission.

Third, Enova confirms that the employees of Enova and SDG&E, or any Enova subsidiary with an interest in a foreign utility affiliate, shall be available to appear and testify, as necessary or required in Commission proceedings, in connection with any transaction between SDG&E and a foreign utility affiliate, with costs of such appearance to be borne by Enova. For foreign utility affiliates in which Enova does not have a controlling interest, Enova, and/or its subsidiaries with the interest in the foreign affiliate shall exercise their reasonable efforts to make the officers and employees of the foreign utility affiliate available to appear and testify as necessary or required in Commission proceedings, in connection with any transaction between SDG&E and a foreign utility affiliate, with the costs of such efforts and appearances to be borne by Enova.

Fourth, Enova agrees that any costs incurred in carrying out the commitments outlined herein and any other commitments with regard to the exercise of the Commission's authority to protect SDG&E's ratepayers in connection with investments in foreign utility companies will be borne by Enova and not SDG&E's ratepayers.

Fifth, Enova and SDG&E will notify the Commission if any products, product rights, patents, copyrights or similar legal rights are transferred to an affiliated foreign utility company or to any affiliate which has an interest in a foreign utility company. Enova and SDG&E acknowledge that if any such rights are so transferred, a royalty payment may be required to ensure that SDG&E's ratepayers are compensated when such transactions occur.

Sixth, Enova and SDG&E agree that SDG&E will not seek to remove from the Commission's jurisdiction and transfer to the jurisdiction of the Federal Energy Regulatory Commission any of the pipeline facilities of SDG&E currently or hereafter used to provide utility service in the State of California without first: 1) providing prior written notice to the Commission of such intention; and 2) obtaining from the Commission any authorizations or approvals which at such time may be required by the California Public Utilities Code or by other applicable California law.

For your further reference, I have attached a letter from Donald Felsinger, President and Chief Executive Officer of San Diego Gas & Electric Company, dated May 31, 1996. This letter provides you assurances that SDG&E will not purchase electricity or natural gas from a foreign utility company in which Enova, its affiliates, subsidiaries or joint venturers thereof, has an interest without prior Commission approval.

Enova requests that this matter be considered and acted upon at an open meeting of the Commission after inclusion on the Commission's published agenda in order to comply with the Bagley-Keane Act (California Government Code section 11120 et seq.). We do not believe it necessary for the Commission to issue a formal order or resolution in this matter, but instead request the Commission to make the findings required by the Holding Company Act section 33(a)(2) and that the Commission's President execute the SEC certification letter on behalf of the Commission.

                          Very truly yours,


                          /S/
                          Stephen L. Baum
                          President and
                          Chief Executive Officer


<F1>  On December 6, 1995, the Commission in D.95-12-007 at pages 26-27, restated its requirements or conditions under which the CPUC would provide the subject certification. Such certification is required to allow an exemption of foreign utility companies from all provisions of the Holding Company Act. As described in this letter, Enova and its subsidiary, SDG&E, fully satisfy the five conditions set forth in D.95-12-007.

<F2>  The use of "affiliates" or "affiliated" entities throughout this letter shall be consistent with the definition of "affiliate" and "affiliated entity" in the Commission's "Rules Governing The Reporting of Transactions By Electric, Gas, and Telephone Utilities With Their Affiliated Entities" set for in 48 CPUC2d 163 at 171 (1992), as from time to time modified by the CPUC.

<F3>  15 U.S.C.A. Sec. 79z-5b(a)(1).

<F4>  15 U.S.C.A. Sec. 79z-5(b)(2).

<F5>  See Section 314;  see, also, D.95-12-018 (decision authorizing
SDG&E to implement a plan of reorganization). Other applicable Public Utilities Code sections include: section 314.5 (audit of utility's books every three years); section 587 (annual report regarding affiliate transactions); section 701.5 (utility may not issue securities for non-utility activities or guarantee obligations of affiliates); section 797 (audit by CPUC of significant transactions between utility and affiliates); section 798 (treble damages with respect to abusive self-dealing payments between the utility and its affiliates in violation of CPUC order or rule); section 817 (utility may issue securities only for utility purposes); section 827 (criminal penalties with respect to security transactions); section 830 (utility may not assume or guarantee obligations of another person or corporation without prior CPUC approval); and section 851 (utility may not encumber or transfer utility property without prior CPUC approval.)












					May 31, 1996



Mr. Wesley M. Franklin
Executive Director
California Public Utilities Commission
505 Van Ness Avenue
San Francisco, CA 94102

Re:	Enova Corporation's Request for CPUC Certification to the
SEC Regarding Foreign Utility Company Investments

Dear Mr. Franklin:

By correspondence dated May 31, 1996, Stephen L. Baum, President and Chief Executive Officer of Enova Corporation ("Enova") requests the California Public Utilities Commission ("CPUC" or "Commission") pursuant to Section 33(a)(2) of the Public Utility Holding Company Act of 1935, to certify to the Securities Exchange Commission that it has the authority and resources, and intends to use such authority, to protect the ratepayers of San Diego Gas & Electric Company ("SDG&E").

Your staff has requested the following statement and, accordingly, SDG&E hereby expressly affirms its commitment not to purchase electricity or natural gas either directly or indirectly through an affiliate or subsidiary, from a foreign utility company in which Enova, its affiliates, subsidiaries or joint venturers thereof, has an interest without prior Commission approval.

					Very truly yours,


					/S/
					Donald E. Felsinger